Exhibit 16.1

Tel:  886 2 2757 8888
Fax: 886 2 2757 6050
www.ey.com/tw

安永聯合會計師事務所

11012 台北市基隆路一段333號9樓

9F, No. 333, Sec. 1, Keelung Road

Taipei City, Taiwan, R.O.C.

April 25, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of the Annual Report on Form 20-F for the year ended December 31, 2018 of Asia Pacific Wire & Cable Corporation Limited and are in agreement with the statements contained in the first paragraph in page 69 and the first, second, third and fourth paragraphs in page 70 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young

A member firm of Ernst & Young Global Limited